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                                                                EXHIBIT 12


                   NEWMONT GOLD COMPANY AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   (Amounts in thousands except ratios)
                                (Unaudited)

                                                           Six Months Ended
                                                            June 30, 1995
                                                         ------------------

Earnings:
  Income before income taxes                                  $ 127,288

  Adjustments:
    Net interest expense (1)                                     17,446
    Amortization of capitalized interest                          1,154
    Portion of rental expense representative
     of interest                                                    713
    Undistributed income of less than 50%
     owned entities                                              (1,469)
                                                              ---------
                                                              $ 145,132
                                                              =========

Fixed Charges:
  Net interest expense (1)                                    $  17,446
  Capitalized interest                                            6,077
  Portion of rental expense representative
   of interest                                                      713
                                                              ---------
                                                              $  24,236
                                                              =========

Ratio of earnings to fixed charges                                  6.0
                                                              =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.